Exhibit 99.1
Endeavor Holdings, Inc.
30 Broad St. 24th Floor
New York, N.Y. 10004
(212) 668-4600 Fax (212) 668-5104

CONSULTING AGREEMENT

This Consulting Agreement, (the “Agreement”), effective March 3, 2008, is made by and between Silver Reserve Corp. (“client”), having its principal place of business at 1135 Terminal Way Suite 207B, Reno, Nevada 89502 and Endeavor Holdings Inc. (“Consultant”).

In consideration of the mutual covenants set forth herein, Silver Reserve hereby retains Consultant on the terms set forth below:

1.
Services to be Rendered. Consultant will perform services as described in Attachment A hereto. Silver Reserve is contracting with Consultant solely for the end results produced by such services and does not manage the means by which such services are to be provided, subject to compliance with this Agreement and all applicable laws and regulations.

2.	Payment for Consultant’s Services. Silver Reserve will compensate Consultant according to the terms specified in Attachment A.

3.
Consultant’s Independent Contractor Status. Nothing contained in this Agreement shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties. Consultant will provide services as an independent contractor, and is not authorized to act as Silver Reserve’s agent.

4.
Expenses. All expenses incurred by Consultant in connection with performing services to be provided herein shall be borne exclusively by Consultant and will not be reimbursed by Silver Reserve, except as may be set forth in Attachment A.

5.
Confidential Information of Others. Consultant represents and warrants that he will not use, disclose to Silver Reserve, or induce Silver Reserve to use any confidential information or documents belonging to others, which he has in his possession. Consultant represents that this Agreement will not cause Consultant to violate any copyright or other intellectual property right of any third party.

6.	Proprietary Information. By his signature hereto, Consultant hereby accepts, and agrees to be bound by, Silver Reserve’s terms of Proprietary Information and Nondisclosure.

7.
Term of this Agreement. Either party may terminate this Agreement for convenience with no further obligation for unperformed work thirty (30) days after written notice is delivered to the other party; provided, however, that Silver Reserve may immediately terminate this Agreement at any time after the initial thirty (30) day period upon written notice to Consultant.

8.
Indemnification. Consultant agrees to indemnify and hold Silver Reserve harmless, and will defend Silver Reserve against, any and all liabilities, losses, claims, damages, demands or suits and all related costs and expenses to persons or property arising, either directly or indirectly, from Consultant’s acts or omissions or from the breach of any term or condition hereof attributable to Consultant or its agents.

9.	Other Obligations. Consultant is not currently obligated, nor will Consultant assume any obligations which interfere with or are inconsistent with the Services.

10.
Limitation of Liability . Silver Reserve shall not be liable with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other theory for any indirect, incidental, special, exemplary or consequential damages, including, without limitation, any loss of revenues or profits.

11.	General.

(a)
This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The state courts of New York shall have exclusive jurisdiction in the event of a dispute in connection with the interpretation, validity or execution of this Agreement.

(b)	This Agreement may be signed in counterparts, including counterparts transmitted by facsimile, each of which shall be deemed an original and which together shall constitute one instrument.

(c)
This Agreement (with each of the attachments hereto) represents the entire agreement between Consultant and Silver Reserve with represent to the subject matter hereof, superseding all previous oral or written communications, representations or agreements. This Agreement may be amended or modified if made in writing and signed by both parties.

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to sign this Agreement as of the date first stated above.

CONSULTANT: /s/ Jon De Michiel NAME / TITLE: Jon De Michiel, President COMPANY NAME: Endeavor Holdings, Inc. Date 3/12/08	SILVER RESERVE CORP. NAME: /s/ Todd Montgomery Todd Montgomery TITLE: CEO Date 3/12/08

CONSULTING AGREEMENT

ATTACHMENT A

Description of Services to be Rendered:

To provide marketing and business development support to include:

•	US and European business development.
•	Identification of customers / new markets suitable to Silver Reserve service and product offering.
•	Identification of potential partners/alliances/integrations.

To provide other support as needed in support of Silver Reserve’s business objectives.

Initial Task Sets:

•	Establish a broad based and substantial capital markets strategy.

•	Help develop strategic financing contacts.

•	Explore both domestic and international business opportunities.

Additional Services:

Silver Reserve may, from time-to-time, also request that the Consultant provide additional consulting services that will occur during the term of this agreement.

CONFIDENTIAL

CONSULTING AGREEMENT

ATTACHMENT A
(continued)

Compensation:

As compensation for the Consultant’s services, Silver Reserve will pay the Consultant Fee of ($5,000) Five thousand dollars and (25,000) Twenty-five thousand 144 shares of SLVV (OTC BB) per calendar month. This agreement is for twelve months.

Business related expenses are the responsibility of the Consultant; however, Silver Reserve will reimburse the Consultant for the certain reasonable expenses such as telephone and travel expenses provided that Silver Reserve has approved the expense in advance in writing and provided that the Consultant has appropriate documentation in support of the expense.

CONFIDENTIAL